Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254135

Prospectus Supplement

PYRAMAX BANK, FSB 401(K) SAVINGS PLAN

Offering of Participation Interests in up to 1,295,457 Shares of

1895 Bancorp of Wisconsin, Inc. common stock

1895 Bancorp of Wisconsin, Inc., a new Maryland corporation that we refer to as “New 1895 Bancorp” throughout this prospectus supplement, is offering shares of common stock for sale at $10.00 per share in connection with the conversion of 1895 Bancorp of Wisconsin, Inc., a federal corporation that we refer to as “Old 1895 Bancorp” throughout this prospectus supplement, from the mutual holding company to the stock holding company form of organization. The shares being offered represent the ownership interest in Old 1895 Bancorp owned by 1895 Bancorp of Wisconsin, MHC. Old 1895 Bancorp’s common stock currently trades on the Nasdaq Capital Market under the trading symbol “BCOW.” We expect that New 1895 Bancorp’s common stock will be quoted on the Nasdaq Capital Market (NASDAQ) upon conclusion of the stock offering and we have applied to list the shares of New 1895 Bancorp common stock on the NASDAQ under the symbol “BCOW.”

The Bank has registered on behalf of the 401(k) Plan up to 1,295,457 participation interests so that the trustee of the 401(k) Plan could acquire up to 1,295,457 shares of New 1895 Bancorp common stock in the offering, at the purchase price of $10.00 per share and after the offering at the prevailing market price. Of the maximum that may be acquired by the 401(k) Plan, the shares available to purchase in the 401(k) Plan in the offering will be reduced by the number of shares of Old 1895 Bancorp currently held in the 401(k) Plan that will be exchanged for New 1895 Bancorp shares and the aggregate amount of participant loans outstanding. This prospectus supplement relates to the election of Plan participants to direct the trustee of the 401(k) Plan to invest up to 50% of their 401(k) Plan accounts in the 1895 Bancorp Stock Fund on the date of the stock offering.

The prospectus of New 1895 Bancorp, dated May 11, 2021, accompanies this prospectus supplement. It contains detailed information regarding the stock offering of New 1895 Bancorp common stock and the financial condition, results of operations and business of PyraMax Bank, FSB. This prospectus supplement provides information regarding the 401(k) Plan. You should read this prospectus supplement together with the prospectus and keep both for future reference.

For a discussion of risks that you should consider, see “Risk Factors” beginning on page 19 of the accompanying prospectus and “Notice of Your Rights Concerning Employer Securities” below.

The interests in the 401(k) Plan and the offering of the shares of New 1895 Bancorp common stock have not been approved or disapproved by the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation nor any other federal or state securities regulator. Any representation to the contrary is a criminal offense.

The securities offered in this prospectus supplement and in the prospectus are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

This prospectus supplement may be used only in connection with offers and sales by New 1895 Bancorp of participation interests in shares of New 1895 Bancorp common stock pursuant to the 401(k) Plan. No one may use this prospectus supplement to re-offer or resell participation interests or shares of New 1895 Bancorp common stock acquired through the 401(k) Plan.

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. New 1895 Bancorp, the Bank and the 401(k) Plan have not authorized anyone to provide you with information that is different.

This prospectus supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. Neither the delivery of this prospectus supplement and the prospectus nor any sale of 1895 Bancorp common stock or participation interests representing an ownership interest in 1895 Bancorp common stock shall under any circumstances imply that there has been no change in the affairs of New 1895 Bancorp or any of its subsidiaries or the 401(k) Plan since the date of this prospectus supplement, or that the information contained in this prospectus supplement or incorporated by reference is correct as of any time after the date of this prospectus supplement.

The date of this prospectus supplement is May 11, 2021.

RISK FACTORS

In addition to considering the material risks disclosed under “Risk Factors” beginning on page 19 of the attached prospectus, you should also consider the following:

If you elect to purchase New 1895 Bancorp common stock using your 401(k) Plan account balance and the stock offering is oversubscribed, you will bear the risk of price changes in the investment funds of the 401(k) Plan.

If you elect to purchase New 1895 Bancorp common stock using your existing 401(k) Plan account balance, the 401(k) Plan trustee will sell the designated dollar amount or percentage of your designated investment funds (other than the 1895 Bancorp Stock Fund) within your 401(k) Plan account based on your investment election and invest the proceeds in the new Stock Purchase Fund which has been established in connection with the stock offering. If the stock offering is oversubscribed (i.e., there are more orders for New 1895 Bancorp common stock than shares available for sale in the stock offering) and the 401(k) Plan trustee cannot use any or all of the funds you allocate to purchase New 1895 Bancorp common stock, the funds that cannot be invested in New 1895 Bancorp common stock, and any interest earned on such funds, will be reinvested in your existing investment funds of the 401(k) Plan (other than the existing 1895 Bancorp Stock Fund), according to your then existing investment election (i.e., in proportion to your investment direction for future contributions). During the period from when the 401(k) Plan trustee sells a percentage of each of your investment funds until reinvestment of some or all of those funds back into your investment funds as a result of an oversubscription, you will bear the risk of price changes in the investment funds. It is possible that during this period some or all of the investment funds may have increased in value more than the amount of any interest you may have earned on the reinvested funds before reinvestment. See “The Offering – Purchases in the Offering and Oversubscriptions” in this prospectus supplement.

THE OFFERING

Securities Offered	New 1895 Bancorp is offering participants in the PyraMax Bank, FSB 401(k) Savings Plan (the “401(k) Plan”) the opportunity to purchase stock of New 1895 Bancorp through the 401(k) Plan by purchasing “participation interests,” through the Stock Purchase Fund established under the 401(k) Plan in connection with the stock offering (or “offering”). The 401(k) Plan may acquire up to 1,295,457 shares of New 1895 Bancorp common stock in the stock offering at the purchase price of $10.00 per share and after the offering at the prevailing market price. Your investment in New 1895 Bancorp common stock in connection with the stock offering through the Stock Purchase Fund is subject to the purchase priorities contained in the Plan of Conversion and Reorganization of 1895 Bancorp of Wisconsin, Inc. (the “Plan of Conversion”).

Information with regard to the 401(k) Plan is contained in this prospectus supplement and information with regard to the financial condition, results of operations and business of New 1895 Bancorp is contained in the accompanying prospectus. The address of the principal executive office of New 1895 Bancorp and the Bank is 7001 West Edgerton Avenue, Greenfield, WI 53220. The Bank’s telephone number is (414) 421-8200.

Any questions about purchasing New 1895 Bancorp stock in the offering through the 401(k) Plan or about this prospectus supplement should be addressed to Monica Baker, Senior Vice President, Chief Brand Officer and Director, PyraMax Bank, FSB, 7001 West Edgerton Avenue, Greenfield, WI, 53220, telephone number (414) 235-5204.

Stock Purchase Fund	In connection with the conversion and stock offering, you may elect to designate up to 50% of your 401(k) Plan account balance to purchase common stock of New 1895 Bancorp issued in the stock offering at $10.00 per share by transferring a portion of your account balance to the new Stock Purchase Fund. For these purposes, your “account balance” will be determined by subtracting the amount of any participant loans you have outstanding. If the amount you elect to transfer to the Stock Purchase Fund plus the amount you have invested in the 1895 Bancorp of Wisconsin, Inc. Stock Fund (“1895 Bancorp Stock Fund”) exceeds 50% of your account balance (after subtracting participant loans), the excess will be returned to your other investments at the close of the offering. In making this determination, you should carefully consider the information set forth on page S-18 of this prospectus supplement under “Notice of Your Rights Concerning Employer Securities — The Importance of Diversifying Your Retirement Savings.” The trustee of the Stock Purchase Fund will purchase common stock of New 1895 Bancorp at $10.00 per share to be held as stock in accordance with your directions.

Purchase Priorities	401(k) Plan participants are eligible to direct a transfer of funds to the Stock Purchase Fund. However, such directions are subject to the purchase priorities and purchase limitations in the Plan of Conversion, which provides for a subscription and community offering, as described below.

In the offering, the purchase priorities are as follows and apply in the case more shares are ordered than are available for sale (an “oversubscription”):

Subscription offering:

(1)   First, to depositors of PyraMax Bank, FSB with $50 or more at the close of business on December 31, 2019.

(2)   Second, to PyraMax Bank, FSB’s and New 1895 Bancorp’s tax-qualified plans, including the employee stock ownership plan and the 401(k) Plan.

(3)   Third, to depositors of PyraMax Bank, FSB with $50 or more on deposit at the close of business on March 31, 2021.

(4)   Fourth, to members of PyraMax Bank, FSB (as defined in the Bank’s charter and bylaws) at the close of business on May 3, 2021 who do not qualify in one of the foregoing categories.

If there are shares remaining after all of the orders in the subscription offering have been filled, shares will be offered in a community offering with a preference to natural persons residing in the Wisconsin Counties of Milwaukee, Waukesha and Ozaukee.

If you fall into subscription offering categories (1), (3), or (4) above, you have subscription rights to purchase New 1895 Bancorp common stock in the subscription offering. You will separately receive offering materials in the mail, including a Stock Order Form. If you wish to purchase stock outside of the 401(k) Plan, you must complete and submit the Stock Order Form and payment, using the stock order reply envelope provided.

Additionally, or instead of placing an order outside of the 401(k) Plan through a Stock Order Form, as a 401(k) Plan participant, you may place an order for common stock through the 401(k) Plan, in the manner described below under “How to Order Stock in the Offering.”

Purchases in the Offering and Oversubscriptions	The trustee of the 401(k) Plan will purchase New 1895 Bancorp common stock in the offering based on the dollar amount or percentage you designate in your on-line election. Once you make your election, the amount that you elect to transfer from your existing investment options for the purchase of New 1895 Bancorp common stock in connection with the stock offering will be removed from your existing investment options and transferred to the Stock Purchase Fund, which is an interest-bearing cash account in the 401(k) Plan, pending the formal closing of the stock offering, several weeks later. NOTE: any amount that you have invested in Old 1895 Bancorp common stock in the 1895 Bancorp Stock Fund will automatically convert to New 1895 Bancorp common stock pursuant to the exchange ratio that is determined in connection with the conversion. For further information on the exchange ratio see “How We Determined the Offering Range, the Exchange Ratio and the $10.00 Per Share Purchase Price” on page 7 of the accompanying prospectus.

After the end of the stock offering period, we will determine whether all or any portion of your order may be filled (based on your purchase priority as described above and whether the stock offering is oversubscribed). The amount that can be used toward your order will be applied to the purchase of participation interests and will be denominated in shares of New 1895 Bancorp common stock in the 401(k) Plan.

In the event the stock offering is oversubscribed, i.e. there are more orders for shares of New 1895 Bancorp common stock than shares available for sale in the stock offering, and the trustee is unable to use the full amount allocated by you to purchase shares of common stock in the stock offering, the amount that cannot be invested in shares of common stock, and any interest earned, will be reinvested in the other investment funds of the 401(k) Plan in accordance with your then existing investment election (in proportion to your investment direction for future contributions). If you do not have an existing election as to the investment of future contributions, then such amounts will be transferred to and invested in the applicable Blackrock Lifepath Index Fund, based on your retirement age assumption, pending your reinvestment in another fund of your choice.

If you choose not to direct the investment of your account balances towards the purchase of any shares in the offering, your account balances will remain in the investment funds of the 401(k) Plan as previously directed by you.

At the conclusion of the offering, once the eligible assets in the Stock Purchase Fund have been used to purchase New 1895 Bancorp common stock, the shares will be transferred to and held in the 1895 Bancorp Stock Fund. Your interests in the 1895 Bancorp Stock Fund will be referred to as participation interests and will be denominated in shares of 1895 Bancorp common stock.

Composition of 1895 Bancorp Stock Fund	The value of one participation interest will equal one share of common stock of New 1895 Bancorp, which will be initially valued at $10.00. Shares purchased in the 401(k) Plan in the offering as well as shares previously invested in the Old 1895 Bancorp common stock will be held in the 1895 Bancorp Stock Fund. The 1895 Bancorp Stock Fund is neither a mutual fund nor a diversified or managed investment option. Rather, it is merely a recordkeeping mechanism established in the 401(k) Plan to track the shares purchased by the participants in the 401(k) Plan. The 1895 Bancorp Stock Fund will invest 100% of the amounts allocated to the fund in common stock of New 1895 Bancorp. Each share of common stock will initially be valued at $10.00, the offering price of the common stock in the offering.

Following the stock offering, as 401(k) Plan participants begin to trade their common stock in the 401(k) Plan in market transactions, the aggregate value of the 1895 Bancorp Stock Fund will increase or decrease depending on the total number of shares in the 1895 Bancorp Stock Fund at the end of the day multiplied by the closing price of 1895 Bancorp common stock on such date. The value of each participation interest will be the same as one share of New

1895 Bancorp common stock. Your account in the 1895 Bancorp Stock Fund will be reported to you on your regular 401(k) Plan participant statements. You can also go on-line at any time to www.principal.com or call 1-800-547-7754 to review your account balances.

Value of the 401(k) Plan Assets	As of December 31, 2020, the market value of the assets of the 401(k) Plan attributable to active and former employees of the Bank was approximately $12,954,570. The 401(k) Plan administrator informed each participant of the value of his or her account balance under the 401(k) Plan as of December 31, 2020, however participants can also go on-line and look at their account balances at any time.

Election to Purchase Stock in the Offering

In connection with the stock offering, the 401(k) Plan will permit you to direct the trustee to transfer up to 50% of your account balance in the 401(k) Plan (after subtracting your participant loans) to the Stock Purchase Fund for the purchase of shares of common stock of 1895 Bancorp of Wisconsin, Inc. in the offering at $10.00 each. The trustee of the 401(k) Plan will subscribe for common stock of New 1895 Bancorp offered for sale in the offering, in accordance with each participant’s direction, provided, however, that if the amount transferred to the Stock Purchase Fund when aggregated with the amount you have invested in the Employer Stock Fund exceeds 50% of your account balance (subtracting participant loans), the excess will not be invested in common stock of New 1895 Bancorp and will be returned to your other investment funds after the offering closes. In making this determination, you should carefully consider the information set forth on page S-18 of this prospectus supplement under “Notice of Your Rights Concerning Employer Securities — The Importance of Diversifying Your Retirement Savings.”

How to Order Stock in the Offering	You can elect to transfer (in whole percentages or dollar amounts) up to 50% of your account balance (reduced by the amount you then have invested in the 1895 Bancorp Stock Fund and any participant loans you have outstanding) in the 401(k) Plan to the Stock Purchase Fund. Please note the following stipulations concerning this election:

•  You can direct up to 50% (in dollars or percentages) of your current account balance (after subtracting your participant loans) to the Stock Purchase Fund.

•  Your election is subject to a minimum purchase of 25 shares which equates to $250.00.

•  Your election, plus any order you placed outside the 401(k) Plan, is subject to a maximum purchase of 40,000 shares which equates to $400,000, or 50,000 shares which equates to $500,000 if you purchase in concert with an associate or group of persons acting in concert (as more fully described in the prospectus).

•  The election period closes at 3:00 p.m., Central Time, June 10, 2021.

•  Your election to purchase common stock in the offering through the 401(k) Plan will be accepted by Principal Financial Group, the recordkeeper of the 401(k) Plan. After your election is accepted, it will be rounded down to the closest dollar amount divisible by $10.00. The difference will remain in the Stock Purchase Fund until the formal close of the offering and the shares are acquired by the 401(k) Plan. This will occur several weeks after the election period ends.

•  At that time, the common stock purchased based on your election will be transferred to the 1895 Bancorp Stock Fund and any remaining funds from your account will be transferred out of the Stock Purchase Fund for investment in the other funds under the 401(k) Plan, based on your election currently on file for future contributions. If you do not have an election on file for future contributions, any remaining funds will be transferred to the applicable Blackrock Lifepath Index Fund, based on your retirement age assumption, to be reinvested by you in your discretion.

•  During the stock offering period, you will continue to have the ability to transfer amounts not invested in the Stock Purchase Fund among all the other investment funds on a daily basis. However, you will not be permitted to change the investment amounts that you designated to be transferred to the Stock Purchase Fund.

•  The amount you elect to transfer to the purchase of 1895 Bancorp common stock needs to be segregated and held until the offering closes. Therefore, this money is not available for distributions, loans or withdrawals until the offering is completed, which is several weeks after the closing of the subscription offering period.

Follow these steps to make your election to use up to 50% of your account balance in the 401(k) Plan (after subtracting your participant loans) to purchase shares in the stock offering:

Go to www.principal.com and log into your 401(k) Plan account. In Account Login, click on drop down and choose “Personal”, then “GO.” Enter your Username and Password. If you haven’t established your Username and Password, click on the link “Establish your Username and Password” and follow the prompts.

•   On your Personal Summary Page, choose the line for the PyraMax Bank, FSB 401(k) Savings Plan.

•   When you reach “Your Account Overview,” click on “Investments” across the top navigation of the screen, and then click on “Change Investments.”

•   When you reach the “Change Investments” screen, click on the box titled “Move Balances.” Then click on “Make a Transfer.”

•   If you want to transfer a percentage of some of your current investments, enter the percentage you would like to transfer “From” each investment. If you would like to transfer a dollar amount, click on “Advanced Transfer Features” and choose “dollars,” then enter the amount you would like to transfer “From” each investment. When you have completed transferring “From” each investment, choose “Continue.”

•   Enter the percentage or dollars that you will be transferring into the Stock Purchase Fund. The Stock Purchase Fund is a money market investment that will hold the funds until the stock offering is concluded. All of the funds that you transferred “From” other investments must be transferred “To” the Stock Purchase Fund.

•   When you have completed the “To” portion of the transaction, click “Continue”. You will be taken to a confirmation page. Please review your transaction for accuracy, if you need to make changes, click on “Cancel” or “Start Over” or “Previous” to make changes. If the information is correct, click on the box, “I confirm the information above and authorize Principal Life Insurance Company to process this request.”You will receive a communication in your “Message Center” confirming your transaction.

•   You must also complete the 401(k) Plan Stock Information Form and return a copy to Monica Baker, Senior Vice President, Chief Brand Officer and Director, PyraMax Bank, FSB, 7001 West Edgerton Avenue, Greenfield, Wisconsin by hand-delivery, by e-mail to MBaker@pyramaxbank.com or fax to (414) 235-5657.

Order Deadline

If you wish to purchase New 1895 Bancorp common stock with up to 50% of your 401(k) Plan account balances (after subtracting any participant loan(s) you have outstanding), you must make your election online at www.principal.com and return your completed and signed 401(k) Plan Stock Information Form to Monica Baker; by hand-delivery, by e-mail to MBaker@pyramaxbank.com or by fax to (414) 235-5657; no later than 3:00 p.m., Central Time, on June 10, 2021. To allow for processing, this deadline is prior to the subscription offering period deadline (which is June 17, 2021). Note that if the amount transferred to the Stock Purchase Fund when aggregated with the amount you have invested in the New 1895 Bancorp Stock Fund exceeds 50% of your account balance (after subtracting participant loans), the excess will not be invested in common stock of New 1895 Bancorp and will be returned to your other investment funds after the offering closes. If you have any questions with respect to the 401(k) Plan Stock Information Form, please contact Monica Baker, Senior Vice President, Chief Brand Officer at telephone number (414) 235-5204.

IF YOU FAIL TO BOTH MAKE YOUR STOCK PURCHASE ELECTION ONLINE AND RETURN YOUR 401(K) PLAN STOCK INFORMATION FORM BY 3:00 P.M. CENTRAL TIME ON JUNE 10, 2021, YOUR ELECTION WILL NOT BE PROCESSED AND YOUR ORDER WILL BE VOID.

Irrevocability of Transfer Direction	Your election is irrevocable. You will, however, continue to have the ability to transfer amounts not directed towards the purchase of 1895 Bancorp common stock in the Offering (including amounts currently invested in the 1895 Bancorp Stock Fund) among all of the other investment funds on a daily basis.

Other Purchases in Your Account During the Offering Period	Whether or not you choose to purchase New 1895 Bancorp common stock in the offering through the 401(k) Plan, you will at all times have complete access to those amounts in your account that you do not apply towards purchases in the offering. For example, you will be able to purchase other funds within the 401(k) Plan with that portion of your account balance that you do not apply towards purchases in the offering during the offering period. Such purchases will be made at the prevailing market price in the same manner as you make such purchases now, i.e., through telephone transfers and internet access to your account.

Additional Purchases of 1895 Bancorp Stock after the Offering	After the offering closes, you will have the opportunity to direct the 401(k) Plan trustee to sell any shares that you purchased in the offering. You will also have the opportunity to purchase any additional shares in the open market, to the extent shares are available. New 1895 Bancorp common stock will be listed on the Nasdaq Capital Market and is expected to be listed under the symbol “BCOW”. Special restrictions may apply to transfers directed to and from the 1895 Bancorp Stock Fund by the participants who are subject to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, relating to the purchase and sale of securities by officers, directors and principal shareholders of New 1895 Bancorp.

Purchase Price of Common Stock in the Offering and After the Offering	The trustee will pay $10 per share of common stock in the offering, which will be the same price paid by all other persons for a share of common stock in the offering. No sales commission will be charged for common stock purchased in the offering. After the offering, any additional purchases will be made in the open market at the prevailing price. In addition, a brokerage commission of $0.05 per share of stock purchased will be charged

Nature of a Participant’s Interest in the Common Stock	The common stock acquired by the trustee at your direction will be allocated to your account and will be held in the 1895 Bancorp Stock Fund.

Voting Rights of Common Stock	You may direct the trustee as to how to vote your shares of New 1895 Bancorp common stock held in the 1895 Bancorp Stock Fund. If the trustee does not receive your voting instructions, the trustee will be directed by PyraMax Bank, FSB to vote your shares in the same proportion as the voting instructions received from other participants related to their shares of 1895 Bancorp common stock held by the 401(k) Plan, provided that such vote is made in accordance with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). All voting instructions will be kept confidential.

DESCRIPTION OF THE 401(k) PLAN

Introduction

PyraMax Bank, FSB originally adopted the 401(k) Plan effective as of February 13, 1989. The 401(k) Plan was last restated, effective July 1, 2017. In connection with the conversion of PyraMax Bank, FSB from the mutual to stock form of organization as the wholly owned subsidiary of Old 1895 Bancorp, PyraMax Bank amended the 401(k) Plan to allow participants to purchase common stock of Old 1895 Bancorp with their 401(k) Plan accounts. The 401(k) Plan is a tax-qualified plan with a cash or deferred compensation feature established in accordance with the requirements under Section 401(a) and Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”).

The Bank intends that the 401(k) Plan, in operation, will comply with the requirements under Section 401(a) and Section 401(k) of the Code. The Bank will adopt any amendments to the 401(k) Plan that may be necessary to ensure the continuing qualified status of the 401(k) Plan under the Code and applicable Treasury Regulations.

Employee Retirement Income Security Act of 1974 (“ERISA”). The 401(k) Plan is an “individual account plan” other than a “money purchase pension plan” within the meaning of ERISA. As such, the 401(k) Plan is subject to all the provisions of Title I (Protection of Employee Benefit Rights) and Title II (Amendments to the Code Relating to Retirement Plans) of ERISA, except the funding requirements contained in Part 3 of Title I of ERISA, which by their terms do not apply to an individual account plan (other than a money purchase plan). The 401(k) Plan is not subject to Title IV (Plan Termination Insurance) of ERISA. The funding requirements contained in Title IV of ERISA are not applicable to participants or beneficiaries under the 401(k) Plan.

Reference to Full Text of 401(k) Plan. The following portions of this prospectus supplement summarize certain provisions of the 401(k) Plan. They are not complete and are qualified in their entirety by the full text of the 401(k) Plan. Copies of the 401(k) Plan are available to all employees by filing a request with the 401(k) Plan Administrator c/o PyraMax Bank, FSB, Attn: Monica Baker, Senior Vice President, Chief Brand Officer. You are urged to read carefully the full text of the 401(k) Plan.

Eligibility and Participation

As an employee of the Bank, you are eligible to become a participant in the 401(k) Plan by making elective deferral contributions on the first day of the calendar month, coincident or next following the date you attain age 18 and complete one month of service, measured from your date of hire, provided that you are an eligible employee at such time. Eligible employees will become participants with respect to profit sharing contributions on the next payroll date after attaining age 18 and completing six months of consecutive service. If you are an eligible employee, you will be eligible to receive a profit-sharing contribution if you have 1,000 hours of service during the plan year and are employed on the last day of the plan year. If you are an eligible employee, you will be eligible to receive “safe harbor contributions” (as defined below) on the next payroll date after you have completed six months of service. You are not an eligible employee if you are a member of the following classes of employees: (i) an employee who is included in a unit of employees covered by a collective bargaining agreement, if retirement benefits were the subject of good faith bargaining; (ii) any leased employee; (iii) any non-resident alien who received no earned income which constitutes income from services performed in the United States; and (iv) employees of South Milwaukee Investments, Inc. and “Temporary Employees” as classified by the Bank.

As of December 31, 2020, there were approximately 118 active and former employees with account balances in the 401(k) Plan.

Contributions under the 401(k) Plan

Elective Deferrals. You are permitted to defer on a pre-tax basis up to 100% of your Compensation, subject to certain restrictions imposed by the Code, and to have that amount contributed to the 401(k) Plan on your behalf. Your pre-tax deferrals are subject to certain restrictions imposed by the Code, and for 2021, you may defer up to $19,500 and you may defer an additional $6,500 if you qualify for catch-up contributions as described in the next paragraph. The Compensation of each participant taken into account under the 401(k) Plan is limited by the Code, and for 2021 the limit is $290,000 (this limit may change on an annual basis). Canceling or changing your contribution percentage can be accomplished either over the telephone or over the internet at any time.

If, after receiving a notice from the Bank, you do not make an elective deferral contribution election, you will be deemed to have made an election to defer 6% of your Compensation. This percentage election will increase each year by 1% until your elective deferral is 10%. You can prevent this automatic deferral contribution election if you turn in the applicable form to prevent such contributions. Similarly, you can withdraw contributions made without your consent for up to a brief period of time after the automatic contributions are first removed from your Compensation.

Roth Elective Deferrals. You may elect to designate all or a portion of your deferrals as Roth elective deferrals. Roth elective deferrals do not reduce your total taxable income or your current taxes. Because you pay taxes on Roth elective deferrals when they are made, these contributions will not be taxed later when received as a benefit and distributed as a qualified distribution. A distribution will be a qualified distribution if (i) the distribution is made on or after you attain age 59 1/2, on or after the date of your death, or as a result of you becoming disabled as defined by the Code; or (ii) the distribution is made after the end of the 5-taxable-year period beginning with the first taxable year in which you make a Roth elective deferral contribution to this plan.

Catch-up Contributions. If you have made the maximum amount of elective deferrals allowed by the 401(k) Plan or other legal limits and you have attained at least age 50 (or will reach age 50 prior to the end of the tax year, which is March 31), you are also eligible to make an additional catch-up contribution. In 2021, the maximum catch-up contribution is $6,500. You may authorize your employer to withhold a specified dollar amount of your compensation for this purpose.

Safe Harbor Matching Contributions. The Bank will make a safe harbor matching contribution to your account if you have satisfied the eligibility requirements and have made a “matched employee contribution during the plan year. A matched employee contribution is any elective deferral contribution or catch-up contribution that you may make. The safe harbor matching contribution is an amount equal to 100% of your matched employee contributions that are not in excess of six percent (6%) of your Compensation. The safe harbor matching contribution is subject to change from year to year, in the discretion of the Bank.

Profit Sharing Contributions. The Bank may, in its discretion, make profit sharing contributions to the accounts of eligible participants from time to time on a nondiscriminatory basis. The amount of any profit sharing contributions, if made, will be determined in the sole discretion of the Bank and will only be available to participants who have 1,000 hours of service during the plan year and are employed on the last day of the plan year.

Qualified Non-Elective Contributions. In addition to the contributions described above, the Bank may make additional qualified non-elective contributions for the benefit of participants determined at the discretion of the Bank.

Rollover Contributions. The 401(k) Plan may accept a rollover contribution from another tax-qualified plan or eligible individual retirement account made on behalf of an eligible employee, regardless of whether such employee has met the age and service requirements of the Plan. An eligible employee who has not met the age and service requirements of the 401(k) Plan shall be considered a participant only with respect to the amount of his or her rollover contributions, if any.

Limitations on Contributions

Contribution Limits. For the tax year beginning January 1, 2021, the amount of your elective deferrals may not exceed $19,500 per calendar year, or $26,000 if you are eligible to make catch-up contributions. Contributions in excess of this limit are known as excess deferrals. If you defer amounts in excess of this limitation, your gross income for federal income tax purposes will include the excess in the year of the deferral. In addition, unless the excess deferral is distributed before April 15 of the following year, it will be taxed again in the year distributed. Income on the excess deferral distributed by April 15 of the immediately succeeding year will be treated, for federal income tax purposes, as earned and received by you in the tax year in which the contribution is made.

The total amount of contributions that you make and any contribution your employer makes on your behalf to your account in one year is limited to the lesser of 100% of your compensation or $58,000 (for 2021), or if applicable, $64,500 (for 2021) including catch-up contributions.

Rollovers. You may make a rollover contribution of an eligible rollover distribution from any other qualified retirement plan or an individual retirement arrangement (IRA). These funds will be maintained in a separate rollover account in which you will have a nonforfeitable vested interest.

Benefits under the 401(k) Plan

Vesting. At all times, you have a fully vested, nonforfeitable interest in your elective deferrals, including Roth elective deferrals, catch-up contributions, if any, safe harbor matching contributions, qualified non-elective contributions and rollover contributions.

Your profit sharing contributions, if any, will vest in accordance with the following:

Vesting Schedule
Profit Sharing Contributions

Period of Service	Vested Percentage
Less than 2 years	0%
2 years	20%
3 years	40%
4 years	60%
5 years or more	100%

Distribution at Termination of Employment. You will be entitled to receive a distribution of the vested amounts in your account when your employment terminates for any reason. Your benefit will be equal to the vested balance of your account. The 401(k) Plan will make involuntary cash-out distributions of vested account balances in accordance with the 401(k) Plan. If you are not a 5% or more owner of your employer, your required benefit commencement date is the April 1st following the close of the year in which the later occurs: you attain age 72 or you terminate employment.

Distribution after Death of Participant. In the event of your death, the value of your entire account will be payable to your beneficiary in accordance with the 401(k) Plan.

Investment of Contributions and Account Balances

All amounts credited to your accounts under the 401(k) Plan are held in the 401(k) Plan trust (the “Trust”), which is administered by the trustee of the 401(k) Plan. Prior to the effective date of the Offering, you were provided the opportunity to direct the investments of your account into one of the investment options described below.

Performance History

The following table provides performance data with respect to the investment funds in the 401(k) Plan:

	Average Annual Total Return (as of 12/31/2020 quarter end)
Investment Option Name	1-Year	3-Year	5-Year	10-Year	Incept Date
AB Large Cap Growth Z Fund	34.46	22.67	20.21	17.59	06/30/2015
American Beacon International Equity R5 Fund	1.60	0.32	4.79	4.45	08/07/1991
American Funds American Balanced R6 Fund	11.22	9.07	10.36	10.27	05/01/2009
American Funds EuroPacific Growth R6 Fund	25.27	10.74	12.47	8.14	05/01/2009
American Funds New World R6 Fund	25.30	12.19	14.41	7.43	05/01/2009
Baird Aggregate Bond Institutional Fund	8.63	5.84	5.04	4.68	09/29/2000
Carillion Eagle Mid-Cap Value R6 Fund	40.34	21.22	20.02	15.23	08/15/2011
Eaton Vance Floating Rate I Fund	2.36	3.37	5.09	3.96	01/30/2001
Fidelity 500 Index Fund	18.40	14.17	15.21	13.87	05/04/2011
Fidelity Mid Cap Index Fund	17.11	11.60	13.40	—	09/08/2011
Fidelity Small Cap Index Fund	19.99	10.36	13.43	—	09/08/2011
Fixed Income Guaranteed Option [1]	n/a	n/a	n/a	n/a
Goldman Sachs Small Cap Value Insights R6 Fund	0.35	3.46	9.40	8.75	07/31/2015
Goldman Sachs International Small Cap Insights Instl Fund	7.69	2.08	7.68	7.58	09/28/2007
Janus Henderson Multi-Sector Income N Fund	5.55	5.71	6.37	—	02/28/2014
Invesco Developing Markets R6 Fund	17.66	8.93	13.43	5.31	12/29/2011
MFS International Diversification R6 Fund	15.43	9.04	11.59	7.70	10/02/2017
PGIM Global Real Estate R6 Fund	(4.30)	4.51	5.17	6.34	08/23/2013
PIMCO Real Return Instl Fund	12.09	6.04	5.41	3.79	01/29/1997
Putnam Convertible Securities Y Fund	45.33	20.65	17.31	11.43	12/30/1998
Putnam Equity Income Y Fund	6.07	8.30	11.46	11.70	10/01/1998
Vanguard Explorer Admiral Fund	31.48	19.03	18.48	14.30	11/12/2001
Allianz Global Inv Fund Mgmt Virtus NFJ Mid-Cap Value Institutional Fund	1.32	3.28	10.41	10.14	12/30/1997
Western Asset Core Bond IS Fund	9.13	6.22	5.60	4.92	08/29/2008
BlackRock Lifepath Index Retirement K Fund	12.22	7.87	8.02	—	05/31/2011
BlackRock Lifepath Index 2025 K Fund	12.42	8.39	9.27	—	05/31/2011
BlackRock Lifepath Index 2030 K Fund	13.05	8.93	10.04	—	05/31/2011
BlackRock Lifepath Index 2035 K Fund	13.72	9.44	10.81	—	05/31/2011
BlackRock Lifepath Index 2040 K Fund	14.10	9.85	11.44	—	05/31/2011
BlackRock Lifepath Index 2045 K Fund	14.64	10.21	11.91	—	05/31/2011
BlackRock Lifepath Index 2050 K Fund	15.04	10.36	12.09	—	05/31/2011
BlackRock Lifepath Index 2055 K Fund	15.02	10.38	12.11	—	05/31/2011
BlackRock Lifepath Index 2060 K Fund	15.06	10.41	—	—	02/29/2016
BlackRock Lifepath Index 2065 K Fund	15.47	—	—	—	10/31/2019
1895 Bancorp Stock Fund	(7.61)	—	—	—	01/09/2019

[1]

The annual performance history of this Option is not tracked. Instead, Principal periodically revises the specified interest rate paid on the assets in the fund. Over the last 10 years, the interest rate has ranged from 2.85% per annum to 1.60% per annum. The interest rate is currently 1.60% per annum.

Description of the Investment Funds

The following is a description of each of the funds:

AB Large Cap Growth Z Fund. The investment seeks long-term growth of capital. The fund invests primarily in equity securities of a limited number of large, carefully selected, high quality U.S. companies. It invests primarily in the domestic equity securities of companies selected by the fund’s adviser for their growth potential within various market sectors. The fund emphasizes investments in large, seasoned companies. Under normal circumstances, the fund will invest at least 80% of its net assets in common stocks of large-capitalization companies. It may, at times, invest in shares of exchange-traded funds in lieu of making direct investments in securities.

American Beacon International Equity R5 Fund. The investment seeks long-term capital appreciation. The fund normally invests at least 80% of its net assets (plus the amount of any borrowings for investment purposes) in common stocks and securities convertible into common stocks (collectively, “stocks”) of issuers based in at least three different countries located outside the United States. It primarily invests in countries comprising the MSCI EAFE Index®. The MSCI EAFE Index is designed to represent the performance of large- and mid-capitalization securities across 21 developed markets countries, including countries in Europe, Australasia and the Far East, and excluding the U.S. and Canada.

American Funds American Balanced R6 Fund. The investment seeks conservation of capital, current income and long-term growth of capital and income. The fund uses a balanced approach to invest in a broad range of securities, including common stocks and investment-grade bonds. It also invests in securities issued and guaranteed by the U.S. government and by federal agencies and instrumentalities. In addition, the fund may invest a portion of its assets in common stocks, most of which have a history of paying dividends, bonds and other securities of issuers domiciled outside the United States.

American Funds EuroPacific Growth R6 Fund. The investment seeks long-term growth of capital. The fund invests primarily in common stocks of issuers in Europe and the Pacific Basin that the investment adviser believes have the potential for growth. Growth stocks are stocks that the investment adviser believes have the potential for above-average capital appreciation. It normally will invest at least 80% of its net assets in securities of issuers in Europe and the Pacific Basin. The fund may invest a portion of its assets in common stocks and other securities of companies in emerging markets.

American Funds New World R6 Fund. The investment seeks long-term capital appreciation. The fund invests primarily in common stocks of companies with significant exposure to countries with developing economies and/or markets. Under normal market conditions, the fund invests at least 35% of its assets in equity and debt securities of issuers primarily based in qualified countries that have developing economies and/or markets.

Baird Aggregate Bond Institutional Fund. The investment seeks an annual rate of total return, before fund expenses, greater than the annual rate of total return of the Bloomberg Barclays U.S. Aggregate Bond Index. The fund normally invests at least 80% of its net assets in the following types of U.S. dollar-denominated debt obligations: U.S. government and other public-sector entities; asset-backed and mortgage-backed obligations of U.S. and foreign issuers; corporate debt of U.S. and foreign issuers.

Carillion Eagle Mid-Cap Value R6 Fund. The investment seeks long-term capital appreciation. The fund normally invests at least 80% of its net assets (plus the amount of any borrowings for investment purposes) in the equity securities of mid-capitalization companies. The fund will invest primarily in the equity securities of companies that the portfolio managers believe have the potential for above-average earnings or sales growth, reasonable valuations and acceptable debt levels.

Eaton Vance Floating Rate I Fund. The investment seeks to provide a high level of current income. Under normal circumstances, the fund invests at least 80% of its total assets in income producing floating rate loans and other floating rate debt securities. It invests primarily in senior floating rate loans of domestic and foreign borrowers (“Senior Loans”). Senior Loans typically are of below investment grade quality and have below investment grade credit ratings, which ratings are associated with securities having high risk, speculative characteristics (sometimes referred to as “junk”).

Fidelity 500 Index Fund. The investment seeks to provide investment results that correspond to the total return performance of common stocks publicly traded in the United States. The fund normally invests at least 80% of assets in common stocks included in the S&P 500® Index, which broadly represents the performance of common stocks publicly traded in the United States. It lends securities to ern income.

Fidelity Mid Cap Index Fund. The investment seeks to provide investment results that correspond to the total return of stocks of mid-capitalization United States companies. The fund invests normally at least 80% of its assets in securities included in the Russell Midcap® Index. It lends securities to earn income.

Fidelity Small Cap Index Fund. The investment seeks to provide investment results that correspond to the total return of stocks of small-capitalization United States companies. The fund invests normally at least 80% of its assets in securities included in the Russell 2000® Index. It lends securities to earn income.

Fixed Income Guaranteed Option. This option is a guaranteed general account backed group annuity contract that has been issued by Principal Life Insurance Company (Principal Life) to Principal Trust Company as custodian. A rate of interest contractually guaranteed by Principal Life is credited to participant account balances. This net crediting rate is after the deduction of 0.00% for fees for administrative and recordkeeping services to the plan. Currently, this net crediting rate is a 1.6% effective annual rate, until May 31, 2021. The rate will be reset June 1, 2021, and semiannually thereafter. Over the last 10 year period, the rate has ranged between 2.85% and the current 1.6%.

Goldman Sachs Small Cap Value Insights Instl Fund. The investment seeks long-term growth of capital. The fund invests at least 80% of its net assets plus any borrowings for investment purposes (measured at time of purchase) (“Net Assets”) in a broadly diversified portfolio of equity investments in small-cap U.S. issuers, including foreign issuers that are traded in the United States. For the purposes of this restriction, “small-cap U.S. issuers” have public stock market capitalizations of companies constituting the Russell 2000® Index.

Goldman Sachs International Small Cap Insights Instl Fund. The investment seeks long-term growth of capital. The fund invests, under normal circumstances, at least 80% of its net assets plus any borrowings for investment purposes (measured at the time of purchase) (“Net Assets”) in a broadly diversified portfolio of equity investments in small-cap non-U.S. issuers. The advisor uses a quantitative style of management in combination with a qualitative overlay that emphasizes fundamentally-based stock selection, careful portfolio construction and efficient implementation.

Janus Henderson Multi-Sector Income N. Fund. The investment seeks high current income with a secondary focus on capital appreciation. The fund pursues its investment objective by primarily investing, under normal circumstances, in a multisector portfolio of U.S. and non-U.S. debt securities of varying maturities that the portfolio managers believe have high income potential. It may invest up to 65% of its net assets in below investment grade securities.

Invesco Developing Markets R6 Fund. The investment seeks capital appreciation. The fund mainly invests in common stocks of issuers in developing and emerging markets throughout the world and at times it may invest up to 100% of its total assets in foreign securities. Under normal market conditions, it will invest at least 80% of its net assets, plus borrowings for investment purposes, in equity securities of issuers whose principal activities are in a developing market, i.e. are in a developing market or are economically tied to a developing market country, and in derivatives and other instruments that have economic characteristics similar to such securities.

MFS International Diversification R6 Fund. The investment seeks capital appreciation. The fund is designed to provide diversification within the international asset class by investing the majority of its assets in other mutual funds advised by the adviser, referred to as underlying funds. The adviser seeks to diversify the fund’s investments in terms of market capitalization (by including large, mid, and/or small cap underlying funds), by style (by including both growth and value underlying funds), and by geography (by including developed and emerging market underlying funds).

PGIM Global Real Estate R6 Fund. The investment seeks capital appreciation and income. The fund normally invests at least 80% of its investable assets (net assets plus any borrowings made for investment purposes) in equity-related securities of real estate companies, principally real estate investment trusts (REITs), and other real estate securities. Equity-related securities may also include common stock, convertible securities, nonconvertible preferred stock, American Depositary Receipts (ADRs), warrants and other rights that can be exercised to obtain stock, investments in various types of business ventures and similar securities.

PIMCO Real Return Instl Fund. The investment seeks maximum real return, consistent with preservation of capital and prudent investment management. The fund normally invests at least 80% of its net assets in inflation-indexed bonds of varying maturities issued by the U.S. and non-U.S. governments, their agencies or instrumentalities, and corporations, which may be represented by forwards or derivatives such as options, futures contracts or swap agreements.

Putnam Convertible Securities Y Fund. The investment seeks current income and capital appreciation; its secondary objective is conservation of capital. The fund invests mainly in convertible securities of U.S. companies. Convertible securities combine the investment characteristics of bonds and common stocks. Under normal circumstances, it invests at least 80% of the fund’s net assets in convertible securities. Convertible securities include bonds, preferred stocks and other instruments that can be converted into or exchanged for common stock or equivalent value. A significant portion of the convertible securities are below-investment-grade.

Putnam Equity Income Y Fund. The investment seeks capital growth and current income. The fund invests mainly in common stocks of midsize and large U.S. companies, with a focus on value stocks that offer the potential for capital growth, current income, or both. Value stocks are issued by companies that the adviser believes are currently undervalued by the market. The adviser may consider, among other factors, a company’s valuation, financial strength, growth potential, competitive position in its industry, projected future earnings, cash flows and dividends when deciding whether to buy or sell investments.

Vanguard Explorer Admiral Fund. This fund seeks to provide long-term capital appreciation. The fund invests mainly in the stocks of small and mid-size companies. These companies tend to be unseasoned but are considered by the fund’s advisors to have superior growth potential. Also, these companies often provide little or no dividend income. It uses multiple investment advisors.

Allianz Global Inv Fund Mgmt; Virtus NFJ Mid-Cap Value Institutional Fund. The investment seeks long-term growth of capital and income. The funds seeks to achieve its investment objective by normally investing at least 80% of its net assets (plus borrowings made for investment purposes) in common stock and other equity securities of companies with medium market capitalizations. It normally invests significantly in securities that the portfolio managers expect will generate income (for example, by paying dividends). The portfolio managers use a value investing style focusing on companies whose securities the portfolio managers believe are undervalued.

Western Asset Core Bond IS Fund. The investment seeks to maximize total return, consistent with prudent investment management and liquidity needs. The fund invests in a portfolio of fixed income securities of various maturities and, under normal market conditions, will invest at least 80% of its net assets in debt and fixed income securities. Although the fund may invest in debt and fixed income securities of any maturity, under normal market conditions the target dollar-weighted average effective duration for the fund is expected to range within 20% of the average duration of the domestic bond market as a whole as estimated by the fund’s sub-adviser.

BlackRock Lifepath Index Retirement K Fund. The investment seeks to provide for retirement outcomes based on quantitatively measured risk. The fund allocates and reallocates its assets among a combination of equity and bond index funds and money market funds (the “underlying funds”) in proportions based on its own comprehensive investment strategy. It will invest, under normal circumstances, at least 80% of its assets in securities or other financial instruments that are components of or have economic characteristics similar to the securities included in its custom benchmark index, the LifePath Index Retirement Fund Custom Benchmark.

BlackRock Lifepath Index 2025 K Fund. The investment seeks to provide for retirement outcomes based on quantitatively measured risk. The fund allocates and reallocates its assets among a combination of equity and bond index funds and money market funds (the “underlying funds”) in proportions based on its own comprehensive investment strategy. It will invest, under normal circumstances, at least 80% of its assets in securities or other financial instruments that are components of or have economic characteristics similar to the securities included in its custom benchmark index, the LifePath Index 2025 Fund Custom Benchmark.

BlackRock Lifepath Index 2030 K Fund. The investment seeks to provide for retirement outcomes based on quantitatively measured risk. The fund allocates and reallocates its assets among a combination of equity and bond index funds and money market funds (the “underlying funds”) in proportions based on its own comprehensive investment strategy. It will invest, under normal circumstances, at least 80% of its assets in securities or other financial instruments that are components of or have economic characteristics similar to the securities included in its custom benchmark index, the LifePath Index 2030 Fund Custom Benchmark.

BlackRock Lifepath Index 2035 K Fund. The investment seeks to provide for retirement outcomes based on quantitatively measured risk. The fund allocates and reallocates its assets among a combination of equity and bond index funds and money market funds (the “underlying funds”) in proportions based on its own comprehensive investment strategy. It will invest, under normal circumstances, at least 80% of its assets in securities or other financial instruments that are components of or have economic characteristics similar to the securities included in its custom benchmark index, the LifePath Index 2035 Fund Custom Benchmark.

BlackRock Lifepath Index 2040 K Fund. The investment seeks to provide for retirement outcomes based on quantitatively measured risk. The fund allocates and reallocates its assets among a combination of equity and bond index funds and money market funds (the “underlying funds”) in proportions based on its own comprehensive investment strategy. It will invest, under normal circumstances, at least 80% of its assets in securities or other financial instruments that are components of or have economic characteristics similar to the securities included in its custom benchmark index, the LifePath Index 2040 Fund Custom Benchmark.

BlackRock Lifepath Index 2045 K Fund. The investment seeks to provide for retirement outcomes based on quantitatively measured risk. The fund allocates and reallocates its assets among a combination of equity and bond index funds and money market funds (the “underlying funds”) in proportions based on its own comprehensive investment strategy. It will invest, under normal circumstances, at least 80% of its assets in securities or other financial instruments that are components of or have economic characteristics similar to the securities included in its custom benchmark index, the LifePath Index 2045 Fund Custom Benchmark.

BlackRock Lifepath Index 2050 K Fund. The investment seeks to provide for retirement outcomes based on quantitatively measured risk. The fund allocates and reallocates its assets among a combination of equity and bond index funds and money market funds (the “underlying funds”) in proportions based on its own comprehensive investment strategy. It will invest, under normal circumstances, at least 80% of its assets in securities or other financial instruments that are components of or have economic characteristics similar to the securities included in its custom benchmark index, the LifePath Index 2050 Fund Custom Benchmark.

BlackRock Lifepath Index 2055 K Fund. The investment seeks to provide for retirement outcomes based on quantitatively measured risk. The fund allocates and reallocates its assets among a combination of equity and bond index funds and money market funds (the “underlying funds”) in proportions based on its own comprehensive investment strategy. It will invest, under normal circumstances, at least 80% of its assets in securities or other financial instruments that are components of or have economic characteristics similar to the securities included in its custom benchmark index, the LifePath Index 2055 Fund Custom Benchmark.

BlackRock Lifepath Index 2060 K Fund. The investment seeks to provide for retirement outcomes based on quantitatively measured risk. The fund allocates and reallocates its assets among a combination of equity and bond index funds and money market funds (the “underlying funds”) in proportions based on its own comprehensive investment strategy. It will invest, under normal circumstances, at least 80% of its assets in securities or other financial instruments that are components of or have economic characteristics similar to the securities included in its custom benchmark index, the LifePath Index 2060 Fund Custom Benchmark.

BlackRock Lifepath Index 2065 K Fund. The investment seeks to provide for retirement outcomes based on quantitatively measured risk. The fund allocates and reallocates its assets among a combination of equity and bond index funds and money market funds (the “underlying funds”) in proportions based on its own comprehensive investment strategy. It will invest, under normal circumstances, at least 80% of its assets in securities or other financial instruments that are components of or have economic characteristics similar to the securities included in its custom benchmark index, the LifePath Index 2065 Fund Custom Benchmark.

An investment in any of the funds listed above is not a deposit of a bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. As with any mutual fund investment, there is always a risk that you may lose money on your investment in any of the funds listed above.

1895 Bancorp Stock Fund

In connection with the offering, you may, in the manner described earlier, elect to direct the trustee to invest up to 50% of your 401(k) Plan account (after subtracting your participant loans) in New 1895 Bancorp common stock. After the offering, the shares you purchased in the offering, as well as shares of Old 1895 Bancorp that you held in the 1895 Bancorp Stock Fund that are converted to New 1895 Bancorp common stock pursuant to the exchange ratio, will be held within the 401(k) Plan in the 1895 Bancorp Stock Fund. The 1895 Bancorp Stock Fund is neither a mutual fund nor a diversified or managed investment option. Rather it is merely a recordkeeping mechanism established by the 401(k) Plan custodian to track the shares purchased by participants through the 401(k) Plan.

As of the date of this prospectus supplement, there is no established market for New 1895 Bancorp common stock. Accordingly, there is no record of the historical performance of New 1895 Bancorp common stock. The performance of Old 1895 Bancorp common stock held in the 1895 Bancorp Stock Fund prior to the offering is set forth on page S-10 under “Description of the 401(k) Plan — Performance History”. Performance of New 1895 Bancorp common stock depends on a number of factors, including the financial condition and profitability of New 1895 Bancorp and PyraMax Bank and market conditions for shares of New 1895 Bancorp common stock generally.

Investments in 1895 Bancorp Stock Fund involve special risks common to investments in the shares of common stock of New 1895 Bancorp. In making a decision to invest all or a part of your account balance in the 1895 Bancorp Stock Fund, you should carefully consider the information set forth on page S-18 of this prospectus supplement under “Notice of Your Rights Concerning Employer Securities — The Importance of Diversifying Your Retirement Savings.”

For a discussion of material risks you should consider, see “Risk Factors” beginning on page 19 of the attached prospectus and the section of this prospectus supplement called “Notice of Your Rights Concerning Employer Securities” below.

Withdrawals from the 401(k) Plan

Applicable federal law requires the 401(k) Plan to impose substantial restrictions on the right of a 401(k) Plan participant to withdraw amounts held for his or her benefit under the 401(k) Plan prior to the participant’s termination of employment with the Bank. A substantial federal tax penalty may also be imposed on withdrawals made prior to the participant’s attainment of age 59 1/2, regardless of whether such a withdrawal occurs during his or her employment with the Bank or after termination of employment.

Withdrawal from your Account prior to Retirement. Once you have attained age 59 1/2, you may request distribution of all or part of the amounts credited to your accounts attributable to elective deferrals, nonelective contributions and matching contributions.

Hardship Withdrawals. If you incur a financial hardship, you may request a withdrawal from the portion of your account attributable to your pre-tax and after-tax elective deferrals.

Rollover Contributions. You may withdraw amounts you contributed to the 401(k) Plan as a rollover contribution at any time.

Loan. You may request a loan from your account pursuant to the procedures established in the 401(k) Plan.

Administration of the 401(k) Plan

The Trustee and Custodian. The trustee of the 401(k) Plan is Principal Trust Company, however, in connection with the offering, PyraMax Bank, FSB, will appoint a “special trustee” consisting of certain officers of PyraMax Bank, FSB, to manage the purchases in the offering and the Stock Purchase Fund. After the offering has concluded, the special trustee will resign and Principal Trust Company will be the sole trustee of the 401(k) Plan.

Plan Administrator. Pursuant to the terms of the 401(k) Plan, the 401(k) Plan is administered by the 401(k) Plan administrator. The address of the 401(k) Plan administrator is PyraMax Bank, FSB, 7001 West Edgerton Avenue, Greenfield, WI 53220. The 401(k) Plan administrator is responsible for the administration of the 401(k) Plan, interpretation of the provisions of the 401(k) Plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the 401(k) Plan, maintenance of plan records, books of account and all other data necessary for the proper administration of the 401(k) Plan, preparation and filing of all returns and reports relating to the 401(k) Plan which are required to be filed with the U.S. Department of Labor and the Internal Revenue Service, and for all disclosures required to be made to participants, beneficiaries and others under Sections 104 and 105 of ERISA.

Reports to Plan Participants. The 401(k) Plan administrator will furnish a statement to you at least quarterly showing the balance in your account as of the end of that period, the amount of contributions allocated to your account for that period, and any adjustments to your account to reflect earnings or losses (if any). In addition, you can go on-line to principal.com or call 1-800-547-7754 at any time to review your account balances.

Amendment and Termination

It is the intention of the Bank to continue the 401(k) Plan indefinitely. Nevertheless, the Bank may terminate the 401(k) Plan at any time. If the 401(k) Plan is terminated in whole or in part, then regardless of other provisions in the 401(k) Plan, you will have a fully vested interest in your accounts. The Bank reserves the right to make any amendment or amendments to the 401(k) Plan which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries; provided, however, that the Bank may make any amendment it determines necessary or desirable, with or without retroactive effect, to comply with ERISA.

Merger, Consolidation or Transfer

In the event of the merger or consolidation of the 401(k) Plan with another plan, or the transfer of the trust assets to another plan, the 401(k) Plan requires that you receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit you would have been entitled to receive immediately before the merger, consolidation or transfer.

Federal Income Tax Consequences

The following is a brief summary of the material federal income tax aspects of the 401(k) Plan. You should not rely on this summary as a complete or definitive description of the material federal income tax consequences relating to the 401(k) Plan. Statutory provisions change, as do their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws. Please consult your tax advisor with respect to any distribution from the 401(k) Plan and transactions involving the 401(k) Plan.

As a “tax-qualified retirement plan,” the Code affords the 401(k) Plan special tax treatment, including:

(1) the sponsoring employer is allowed an immediate tax deduction for the amount contributed to the 401(k) Plan each year;

(2) participants pay no current income tax on elective deferrals, other than Roth deferrals, contributed by the employer on their behalf (Roth deferrals are taxed in the year deferred);

(3) earnings of the 401(k) Plan are tax-deferred, thereby permitting the tax-free accumulation of income and gains on investments; and

(4). Amounts distributed from the 401(k) Plan are generally taxed at ordinary income tax rates at the time of distribution.

Roth deferrals and earnings on Roth deferrals that are distributed in a qualifying distribution receive special tax treatment (see the discussion on Roth deferrals under the section on “Description of the 401(k) Plan—Contributions Under the 401(k) Plan”) In addition, special tax treatment is afforded to shares of common stock of New 1895 Bancorp distributed in a lump sum distribution after termination of employment. (See the discussion below under “Federal Income Tax Consequences—New 1895 Bancorp Common Stock Included in Lump-Sum Distribution.”)

The Bank will administer the 401(k) Plan to comply with the requirements of the Code as of the applicable effective date of any change in the law.

Lump-Sum Distribution. A distribution from the 401(k) Plan to a participant or the beneficiary of a participant will qualify as a lump-sum distribution if it is made within one taxable year, on account of the participant’s death, disability or separation from service, or after the participant attains age 59 1/2, and consists of the balance credited to participants under the 401(k) Plan and all other profit sharing plans (and in some cases all other stock bonus plans), if any, maintained by the Bank. The portion of any lump-sum distribution required to be included in your taxable income for federal income tax purposes consists of the entire amount of the lump-sum distribution, less the amount of after-tax contributions, if any, you have made to this 401(k) Plan and any other profit sharing plans maintained by the Bank, which is included in the distribution.

New 1895 Bancorp Common Stock Included in Lump-Sum Distribution. If a lump-sum distribution includes 1895 Bancorp common stock, the distribution generally will be taxed in the manner described above, except that the total taxable amount may be reduced by the amount of any net unrealized appreciation with respect to 1895 Bancorp common stock, that is, the excess of the value of 1895 Bancorp common stock at the time of the distribution over its cost or other basis of the securities to the trust. The tax basis of 1895 Bancorp common stock, for purposes of computing gain or loss on its subsequent sale, equals the value of 1895 Bancorp common stock at the time of distribution, less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of 1895 Bancorp common stock, to the extent of the amount of net unrealized appreciation at the time of distribution, will constitute long-term capital gain, regardless of the holding period of 1895 Bancorp common stock. Any gain on a subsequent sale or other taxable disposition of 1895 Bancorp common stock, in excess of the amount of net unrealized appreciation at the time of distribution, will be considered long-term capital gain. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of the distribution, to the extent allowed by regulations to be issued by the Internal Revenue Service.

Distributions: Rollovers and Direct Transfers to Another Qualified Plan or to an IRA. You may roll over virtually all distributions from the 401(k) Plan to another qualified plan or to an individual retirement account (IRA) in accordance with the terms of the other plan or account.

Notice of Your Rights Concerning Employer Securities

Because you may in the future have investments in 1895 Bancorp Stock Fund under the 401(k) Plan, you should take the time to read the following information carefully.

Your Rights Concerning Employer Securities. The 401(k) Plan must allow you to elect to move any portion of your account that is invested in the 1895 Bancorp Stock Fund from that investment into other investment alternatives under the 401(k) Plan. You may contact the 401(k) Plan Administrator shown above for specific information regarding this right, including how to make this election. In deciding whether to exercise this right, you will want to give careful consideration to the information below that describes the importance of diversification. All of the investment options under the 401(k) Plan are available to you if you decide to diversify out of the 1895 Bancorp Stock Fund.

The Importance of Diversifying Your Retirement Savings. To help achieve long-term retirement security, you should give careful consideration to the benefits of a well-balanced and diversified investment portfolio. Spreading your assets among different types of investments can help you achieve a favorable rate of return, while minimizing your overall risk of losing money. This is because market or other economic conditions that cause one category of assets, or one particular security, to perform very well often cause another asset category, or another particular security, to perform poorly. If you invest more than 20% of your retirement savings in any one company or industry, your savings may not be properly diversified. Although diversification is not a guarantee against loss, it is an effective strategy to help you manage investment risk.

In deciding how to invest your retirement savings, you should take into account all of your assets, including any retirement savings outside of the 401(k) Plan. No single approach is right for everyone because, among other factors, individuals have different financial goals, different time horizons for meeting their goals, and different tolerance for risk. Therefore, you should carefully consider the rights described here and how these rights affect the amount of money that you invest in 1895 Bancorp common stock through the 401(k) Plan.

It is also important to periodically review your investment portfolio, your investment objectives, and the investment options under the 401(k) Plan to help ensure that your retirement savings will meet your retirement goals.

Additional ERISA Considerations

The 401(k) Plan is subject to certain provisions of ERISA, including special provisions relating to control over the 401(k) Plan’s assets by participants and beneficiaries. The 401(k) Plan’s feature that allows you to direct the investment of your account balances is intended to satisfy the requirements of Section 404(c) of ERISA relating to control over plan assets by a participant or beneficiary. The effect of this is two-fold. First, you will not be deemed a “fiduciary” because of your exercise of investment discretion. Second, no person who otherwise is a fiduciary, such as the Bank, the 401(k) Plan Administrator, or the 401(k) Plan’s trustee is liable under the fiduciary responsibility provision of ERISA for any loss which results from your exercise of control over the assets in your 401(k) Plan account.

Because you will be entitled to invest up to 50% of your account balance in the 401(k) Plan in New 1895 Bancorp common stock, the regulations under Section 404(c) of ERISA require that the 401(k) Plan establish procedures that ensure the confidentiality of your decision to purchase, hold, or sell employer securities, except to the extent that disclosure of such information is necessary to comply with federal or state laws not preempted by ERISA. These regulations also require that your exercise of voting and similar rights with respect to the common stock be conducted in a way that ensures the confidentiality of your exercise of these rights.

Securities and Exchange Commission Reporting and Short-Swing Profit Liability

Section 16 of the Securities Exchange Act of 1934, as amended, imposes reporting and liability requirements on (i) officers, (ii) directors, and (iii) persons beneficially owning more than 10% of public companies such as New 1895 Bancorp Section 16(a) of the Securities Exchange Act of 1934 requires the filing of reports of beneficial ownership. Within 10 days of becoming an officer, director or person beneficially owning more than 10% of the shares of New 1895 Bancorp the individual must fill out a Form 3 reporting initial beneficial ownership and file it with the Securities and Exchange Commission. Changes in beneficial ownership, such as purchases, sales and gifts generally must be reported periodically, either on a Form 4 within two business days after the change occurs, or annually on a Form 5 within 45 days after the close of New 1895 Bancorp’s fiscal year. Discretionary transactions in and beneficial ownership of the common stock through the New 1895 Bancorp Stock Fund of the 401(k) Plan by officers, directors and persons beneficially owning more than 10% of the common stock of New 1895 Bancorp generally must be reported to the Securities and Exchange Commission by such individuals.

In addition to the reporting requirements described above, Section 16(b) of the Securities Exchange Act of 1934, as amended, provides for the recovery by New 1895 Bancorp of profits realized by an officer, director or any person beneficially owning more than 10% of New 1895 Bancorp’s common stock resulting from non-exempt purchases and sales of New 1895 Bancorp common stock within any six-month period.

The Securities and Exchange Commission has adopted rules that provide exemptions from the profit recovery provisions of Section 16(b) for all transactions in employer securities within an employee benefit plan, provided certain requirements are met. These requirements generally involve restrictions upon the timing of elections to acquire or dispose of employer securities for the accounts of Section 16(b) persons.

Except for distributions of common stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, persons affected by Section 16(b) are required to hold shares of common stock distributed from the 401(k) Plan for six months following such distribution and are prohibited from directing additional purchases within the New 1895 Bancorp Stock Fund for six months after receiving such a distribution.

Financial Information Regarding 401(k) Plan Assets

Financial information representing the assets available for plan benefits at December 31, 2020, is available upon written request to the 401(k) Plan Administrator at the address shown above.

LEGAL OPINION

The validity of the issuance of the common stock has been passed upon by Luse Gorman, PC, Washington, D.C., which firm acted as special counsel to New 1895 Bancorp in connection with New 1895 Bancorp’s stock offering.